Exhibit 5.19

CONSENT OF EXPERT

I, Kevin C. Scott, P. Eng. of Roscoe Postle Associates Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the report entitled “Technical Report on the El Peñón Mine, Northern Chile” dated December 7, 2010 (collectively, the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

ROSCOE POSTLE ASSOCIATES INC. (formerly Scott Wilson Roscoe Postle Associates Inc.)

By:	/s/ Kevin C. Scott
Name:	Kevin C. Scott, P. Eng.
Title:	Principal Metallurgist

Date: April 25, 2011